Exhibit 99.1

SHAREHOLDERS APPROVE AMERICREDIT CORP. TRANSACTION

WITH GENERAL MOTORS

FORT WORTH, TEXAS Sept. 29, 2010 – AMERICREDIT CORP. (NYSE: ACF) shareholders today voted in favor of the company’s acquisition by General Motors. With more than the required 66-2/3 percent of AmeriCredit issued and outstanding shares voted in favor of the transaction, the merger is now expected to close effective October 1, 2010. The votes were reported at a shareholder meeting held today at AmeriCredit headquarters in Fort Worth. Representatives of IVS Associates, Inc. tabulated the votes and acted as independent inspectors.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has about 800,000 customers and approximately $9 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

About General Motors

General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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Forward-Looking Statements Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission (the “SEC”) including the Company’s annual report on Form 10-K for the year ended June 30, 2010. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale vehicle values, reliance on warehouse financing and capital markets, the ability to continue to securitize loans, the continued availability of credit enhancement for securitization transactions on acceptable terms, fluctuating interest rates, competition, regulatory and legal changes, the high degree of risk associated with subprime borrowers, and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

Contact:

Caitlin DeYoung

(817) 302-7394

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